Exhibit 2.2

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STOCK PURCHASE AGREEMENT

by and among the shareholders of

REVITALID, INC. (“COMPANY”)

and

OSMOTICA PHARMACEUTICAL CORP. (“BUYER”)

Dated as of October 24, 2017

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i

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A – License Agreement

Exhibit B – Pro Rata Shares

Exhibit C – Disclosure Schedule

ii

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into and effective as of October 24, 2017, by and among Nephron Pharmaceuticals Corporation (“NPC”), Point Guard Partners, LLC, VOOM LLC, Tom Riedhammer, Avery Family Trust, and Vision Quest Holdings, LLC, collectively, the shareholders of REVITALID, INC., a Delaware corporation (herein the “Company”), the “Sellers”; and OSMOTICA PHARMACEUTICAL CORP, a Delaware corporation (the “Buyer”); each of which is a “Party” and all together the “Parties”.

Background

The Company and VOOM LLC (“Licensor”), have entered into a License Agreement dated August 31, 2011, a copy of which is attached to this Agreement as Exhibit “A” (the “License Agreement”), pursuant to which the Licensor granted an exclusive license to the Company under Licensor’s Patent and Know-How (as defined in the License Agreement), including the rights for manufacturing, processing, conditioning, marketing and sale of Product (as hereinafter defined) (the “License”);

Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

The Buyer desires to acquire the Shares (being one hundred percent (100%) of the issued and outstanding capital stock of the Company) and all rights incident to the ownership of such Shares from Sellers, and the Sellers desire to sell all of the Shares to the Buyer, all on and subject to the terms and conditions of this Agreement.

Terms and Conditions

The Parties agree to the following terms and conditions:

ARTICLE I
DEFINED TERMS

Section 1.1.           Definitions. For purposes of this Agreement and such other Transaction Documents as specifically incorporate the definitions below, the following capitalized terms shall have the following meanings:

“Action” means any action, claim, complaint, litigation, mediation, audit, investigation, petition, suit, arbitration, order, or other proceeding by or pending before any Governmental Entity or arbitration tribunal, whether civil or criminal, at law or in equity.

“Affiliate” means, with respect to any specific Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise, and such control (and Affiliate status of such Persons with respect to each other) will be presumed to exist where any Person owns ten percent (10%) or

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more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person. For the avoidance of doubt, immediately following the Closing, the Company shall be deemed an Affiliate of the Buyer.

“Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented, together with all of its exhibits and the schedules attached hereto.

“Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2017.

“Business” means the aggregate of the Company’s business activity relative to holding the License and undertaking the development and commercialization of the Product, including, but not limited to, conducting clinical trials for the Product, filing a NDA with the FDA, obtaining Regulatory Approval of the Product in the United States, and manufacturing, marketing and selling the Product in the Territory.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks are closed in New York, New York or Tampa, Florida.

“Closing Date” means the date upon which this Agreement is executed and effective, which will be the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” has the meaning set forth in Section 3.1(k).

“Competitive Activity” means the research, development, manufacture, marketing, licensing or sale of any pharmaceutical product for the same indication as the Product or that contains oxymetazoline without the express written permission of Buyer.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of the Company or its suppliers, distributors, clients, patients, payers, independent contractors or other business relations. “Confidential Information” of the Company includes, but is not limited to, the following: (i) internal business and financial information of the Company (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, clients, patients, payers, independent contractors or other business relations of the Company and its confidential information; (iii) Company trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) Company inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property of the

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Company; provided, however, that “Confidential Information” shall exclude that portion of such information or materials that a Party can demonstrate by competent written proof: (i) was generally available to the public or otherwise part of the public domain as of the Closing Date or (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through breach of Section 4.3 or of the Confidentiality Agreement.

“Confidentiality Agreement” means the nondisclosure agreement dated as of January 30, 2017 by and between the Company and Vertical Pharmaceuticals, LLC, an Affiliate of Buyer.

“Contract” means any oral or written arrangement, contract, agreement, commitment, franchise, indenture, lease or sublease, license, sublicense, purchase order, license, note, bond or mortgage or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Development Costs” means any direct costs incurred by or on behalf of Buyer, the Company or their respective Affiliates, excluding any allocated corporate overhead cost of the Buyer, in connection with researching, testing or developing the Product, including conducting non-clinical research, safety and toxicology studies and clinical trials required to obtain or maintain the Regulatory Approval from the FDA, and any formulation or process development with respect to the Product, including all manufacturing and supply costs associated with the Product for such purposes required to obtain or maintain the Regulatory Approval from the FDA.

“Disclosure Schedule” means the aggregate disclosure schedules attached as Exhibit “C” to this Agreement, which are incorporated herein by reference. The aggregate Disclosure Schedule, and any part thereof, shall be considered a “Schedule” to this Agreement.

“Earn-Out” means the earn-out portion of the Purchase Price as determined pursuant to Section 2.3 of this Agreement.

“Earn-Out Period” means the period beginning on the first Sale in the Territory and ending on the earlier of (i) the 12th anniversary of such first Sale in the Territory, or (ii) on a country-by-country basis, the Regulatory Approval of a Generic Product in that country.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other bonus, profit sharing, pension, medical coverage, life, disability or other employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Company or with respect to which the Company has any Liability, except in each case for any such plans, agreements, programs or policies that are mandated by applicable Law.

“Encumbrance” means any lien (statutory or otherwise), encumbrance, easement, covenant, security interest, option, pledge, Tax, proxy, voting agreement, mortgage, deed of trust, hypothecation, preference, priority, charge, conditional sale, restriction on transfer of title or voting rights, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Excluded Losses” means (i) punitive, special or exemplary damages and (ii) any Losses that are not probable or reasonably foreseeable and that were not proximately caused by (A) the breach or alleged breach of this Agreement or any of the other Transaction Documents or (B) the facts, circumstances or basis of the other matters giving rise to a claim for indemnification hereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time (including all additions, supplements, extensions and modifications thereto).

“Financial Statements” means collectively: (i) the unaudited balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2016; and (ii) the Balance Sheet and the related unaudited statement of income as of and for the 9-month interim period ended on the Balance Sheet Date, including in each case, any notes thereto.

“Fundamental Representations” means Sections 3.1(a) (Due Organization and Good Standing), 3.1(b) (Capacity, Authorization, Execution and Delivery; Valid and Binding Agreement), 3.1(d) (Capital Structure; Subsidiaries), 3.1(i)(ii) (Personal Property), 3.1(i)(iii) (Owned and Leased Real Property), 3.1(j), (Taxes), 3.1(l) (Employees and Compensation), 3.1(m) (Employee Benefit Plans) and 3.1(n) (Intellectual Property).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Generic Product” means any pharmaceutical product that (i) is sold by a Third Party that is not an Affiliate or licensee of Buyer and (ii) (a) contains the same active pharmaceutical ingredient as the Product or (b) is categorized by the applicable Governmental Entity in a country to be therapeutically equivalent to, or interchangeable with, the Product, such that the pharmaceutical product may be substituted for the Product at the point of dispensing without any intervention by the prescribing physician in such country.

“GMP” means the then-current good manufacturing practices required by the FDCA, as amended, and the regulations promulgated thereunder by the FDA at 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials, and comparable applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States.

“Governmental Approval” means any permit, license, approval, supplement, amendment, registration, listing, certification, qualification or authorization required by or granted by any Governmental Entity.

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“Governmental Entity” means (i) any United States or foreign governmental authority, including, but not limited to, any national, federal, or territorial authority thereof, and any state, commonwealth, province, territory, county, municipality, district, local governmental, political jurisdiction or other subdivision or part of any of the foregoing (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality), (ii) any quasi- governmental authority vested with authority by a Governmental Entity described in (i) above to grant or revoke accreditation or certification of the Company and like businesses of the Company, or any entity contracting with any of the foregoing (such as carriers, fiscal intermediaries, and fiscal agents) with responsibility for regulating, licensing, certifying, surveying, authorizing, permitting, paying, recouping overpayments, fining, excluding, or taking any enforcement action against health care service providers providing the items and services that the Company provides.

“Indebtedness” means, with respect to any Person at any particular time, without duplication: (i) obligations for borrowed money or in respect of loans or advances, (ii) obligations evidenced by any note, debenture, or other similar instrument or debt security; (iii) obligations of any other Person guaranteed in any manner by such Person; (iv) obligations under swaps, hedges, interest rate protection agreements or similar instruments; (v) obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (vi) obligations arising from cash/book overdrafts, but less any deposits in transit; (vii) obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof or insurance premium financing, in each case, whether contingent or otherwise, as obligor or otherwise; (viii) obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (ix) obligations, contingent or otherwise, arising from deferred compensation arrangements; (x) obligations arising from the redemption of equity; (xi) obligations under capitalized leases; (xii) obligations secured by an Encumbrance on any of such Person’s assets; (xiii) all non-current Liabilities; (xiv) any amounts owed to Oculos Clinical Research LLC set forth on Part 3.1(d)(iii) of the Disclosure Schedule; and (xv) all accrued interest, prepayment premiums, penalties, expenses or other amounts due related to any of the foregoing.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, in any jurisdiction of the world, including: (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and registrations, and applications for registration thereof, together with all of the goodwill and activities associated therewith, (iii) copyrights (registered or unregistered), copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, data bases, and documentation thereof, (vi) trade secrets and other Confidential Information (including ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable, and whether or not reduced to practice)), know- how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans, and customer and supplier lists and information, (vii) other proprietary rights, (viii) copies and tangible embodiments thereof (in whatever form or medium) and (x) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of

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any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Inventory” means all of the Company’s inventory of (i) finished quantities of the Product and (ii) quantities of the active pharmaceutical ingredient for the Product.

“Knowledge” means, (i) with respect to the Company and/or the Sellers, the actual knowledge of Barry Butler, Bill Kennedy, Mark Silverberg, William Stringer, Jeremy Brace, Charles Slonim and Drey Coleman and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable investigation of the matter in question and in the normal performance of their duties in their capacities with respect to the Company, and (ii) with respect to the Buyer, the actual knowledge of Brian Markison, JD Schaub, Nicholas Fee, Andrew Einhorn and Tina deVries and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable investigation of the matter in question and in the normal performance of their duties in their capacities with respect to the Buyer.

“Law” means any law, statute, code, rule, regulation, order, ordinance, judgment, decree, or other pronouncement (which pronouncement has the effect of law) of any Governmental Entity having the effect of law.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, accrued and due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licensed Patents” shall have the same meaning as is ascribed to such term in the License Agreement.

“Material Adverse Effect” means any events, changes, effects, occurrences, states of fact, circumstances or developments that, individually or in the aggregate, that could reasonably be expected to be materially adverse, taken as a whole, to (i) the marketability of the Product or (ii) the Company’s financial condition, operations, assets, liabilities or properties; provided, however, that any event, change or effect will not be deemed to constitute a Material Adverse Effect to the extent resulting from (A) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events, (B) compliance by the Company or Sellers with this Agreement or with a request by Buyer that Sellers or the Company take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request, (C) the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the Transaction Documents, (D) changes in general economic, financial, banking, currency or securities market conditions, including changes in interest rates, (E) changes or conditions generally affecting any of the markets or industries to which any of the Business relates, (F) conditions described in the Disclosure Schedule or of which Buyer has Knowledge as of Closing, (G) changes or effects resulting from any breach by Buyer of this Agreement, or (H) any proposed or enacted legislation or regulatory changes, changes in Law or in GAAP, interpretations thereof, or regulatory accounting principles or in applicable financial accounting standards or any of the

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foregoing related to GMP; except, for purposes of clauses (D), (E) and (H), to the extent that such conditions have a materially disproportionate impact on the Company as compared to other Persons engaged in the pharmaceutical industry.

“NDA” means a “New Drug Application” as such term and related process is used and utilized by the FDA.

“Net Sales” means the gross amounts invoiced by Buyer and its Affiliates and Sublicensees directly to end users, or to Third Party Intermediaries for sale of Products to end users, less: (i) all customary rebates, coupons, credits and cash, trade and quantity discounts; (ii) excise taxes, sales, use, value added, and other taxes, customs, duties and tariffs incurred in connection with the sale, transportation, exportation or importation of Products; (iii) freight, shipping and insurance costs; and (iv) amounts allowed or credited due to returns or uncollectable amounts. In the event that Buyer (or an Affiliate or Sublicensee of Buyer, as applicable) sells a Product in combination with other products, ingredients or substances (a “Combination Product”), the Net Sales of such Combination Product will be based on the gross amount invoiced with respect to such Combination Product. In the event that Buyer (or an Affiliate or Sublicensee of Buyer, as applicable) sells a Product in a kit containing other products, whether prescription or not, the Net Sales with respect to the Product will be based on the average gross invoiced amount of the Product sold individually. Non-monetary consideration shall not be accepted by Buyer (or an Affiliate or Sublicensee of Buyer, as applicable) for any Product without the prior written consent of Sellers.

“Person” means any individual, association (incorporated or unincorporated), corporation, partnership (of any designation, i.e. limited partnership, general partnership, limited liability partnership, or otherwise), limited liability company, trust, or any other entity or organization, public or private, including a Governmental Entity.

“Post-Closing Taxable Period” means any Tax period beginning after the Closing Date or the portion beginning after the Closing Date of any Straddle Taxable Period (as determined in accordance with Section 4.5(f)).

“Pre-Closing Taxable Period” means any Tax period ending on or before the Closing Date or the portion through the end of the Closing Date of any Straddle Taxable Period (as determined in accordance with Section 4.5(f)).

“Product” shall have the same meaning as is ascribed to “Licensed Product” in the License Agreement.

“Regulatory Approval” means, with respect to a product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Governmental Entity responsible for granting Regulatory Approvals in such country or jurisdiction to market and sell such product in such country or jurisdiction.

“Sale” means the transfer or disposition of the Product for value to a Third Party for end use or consumption after Regulatory Approval of the Product.

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“Securities Act” means the Securities Act of 1933, as amended, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Seller’s Pro Rata Share” means, as to any Seller, such Seller’s percentage ownership interest in the Company and resulting pro rata portion of the Purchase Price, each as set forth on Exhibit “C” to this Agreement.

“Sellers’ Expenses” means any and all: (a) legal, accounting, tax, financial advisory, environmental consultants, and other professional or transaction related costs, fees and expenses incurred by the Company or the Sellers in connection with this Agreement or in investigating, pursuing, or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), including (i) all legal fees of Hill Ward Henderson, P.A., whenever incurred, (ii) all fees of Leerink Partners LLC, whenever incurred, and (iii) the obtaining of any consent required to be obtained in connection with any of such transactions, (b) compensatory payments, bonuses, deferred bonuses, or severance which becomes due from the Company or is otherwise required to be made by the Company as a result of or in connection with the Closing or as a result of any change in control or similar provisions, and (c) payroll, employment, or other Taxes (if any) required to be paid by the Company with respect to the amounts payable pursuant to this Agreement or incident to the payment of the amounts described in clauses (a) and (b) above. Except as and to the extent they are specifically enumerated in clauses (a) — (c) above, any expenses pertaining to the operation and management of the Company are not “Sellers’ Expenses.”

“Sellers’ Representative” means Nephron Pharmaceuticals Corporation acting in its capacity as such. The rights and duties of the Sellers’ Representative are set forth in Section 6.15 of this Agreement.

“Stockholder Agreements” means, collectively, (i) the Investor Rights Agreement, dated January 31, 2012, by and among the Sellers and the Company and (ii) the Amended and Restated Shareholder Agreement dated May 26, 2011, by and among the Sellers and the Company.

“Straddle Taxable Period” means any Tax period that includes (but does not end on) the Closing Date.

“Sublicensee” means any Third Party, other than a Third Party Intermediary, to which a Party grants a sublicense of the rights granted to it under the License to manufacture, develop, commercialize or otherwise exploit the Product.

“Supply Agreement” means the Exclusive Supply Agreement dated as of February 7, 2013 by and between Nephron Pharmaceuticals Corporation and RevitaLid, Inc., as amended from time to time.

“Tax” means any: (i) foreign, federal, state, or local income, sales, use, excise, franchise, alternative minimum, add-on minimum, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, documentary, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, employment, payroll,

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unemployment, stamp, customs, severance, withholding, social security, Medicare, disability, value added, environmental, transfer, or estimated tax or any similar tax, duty, fee, assessment, or charge of any kind whatsoever imposed by any taxing authority, including any interest, addition, or penalties imposed in respect of the foregoing; (ii) Liability of the Company for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) Liability of the Company for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Claim” means an assessment of Tax, adjustment of Tax (assessed, owing or paid), proposed adjustment of Tax, notice of Tax protest (challenging an assessment, penalty, or other amount claimed owed), Tax deficiency, Tax delinquency, or other administrative or judicial proceeding, suit, dispute, Action, or claim arising from the assessment, non-payment, and/or collection of Tax.

“Tax Return” means any return, report, declaration, information return, claim for refund, or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Territory” shall have the same meaning as is ascribed to such term in the License Agreement.

“Territory Zone 1” shall mean, with respect to any Net Sales, all countries and territories in the Territory where, as of the date of the applicable sale of the Product, such Product is covered by a Valid Claim.

“Territory Zone 2” shall mean, with respect to any Net Sales, all countries and territories in the Territory that, as of the date of the applicable sale of the Product, are not in Territory Zone 1.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Intermediary” means any Third Party (including Third Party wholesalers, resellers, distributors and pharmacy chains), other than a Sublicensee, that distributes (but does not develop or manufacture) the Product directly to customers.

“Transaction Documents” means this Agreement and any other documents, exhibits, schedules, and instruments executed in connection with the transactions addressed in this Agreement and those other agreements.

“Valid Claim” means a claim of an issued and unexpired patent, contained in the Licensed Patents that has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

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ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1.                                Purchase and Sale of the Shares; Purchase Price.

(a)                                 Purchase and Sale of the Shares. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase and receive transfer from Sellers, and Sellers shall sell, transfer and deliver to the Buyer (or Buyer’s designated Affiliate), all of the Shares of the Company, free and clear of Encumbrances.

(b)                                 Purchase Price. In consideration of the Shares and the other agreements, covenants, warranties and indemnities of the Sellers and the Company contained in this Agreement (and subject to the terms of this Agreement), Buyer agrees to pay to the Sellers the net sum of: (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) payable at the Closing pursuant to Section 2.2(a); minus (ii) all Indebtedness of the Company then-outstanding; minus (iii) all Sellers’ Expenses of the Company then-outstanding (clauses (i), (ii) and (iii), collectively, the “Closing Consideration”); plus (iv) the Earn-Out, as determined pursuant to and payable at the time specified in Section 2.3 (clauses (i), (ii), (iii) and (iv), collectively, the “Purchase Price”). All portions of the Purchase Price shall be paid by wire transfer to an account designated by the Sellers’ Representative, or such other account as otherwise specified in writing by the Sellers’ Representative.

Section 2.2.                                Closing. On the date of this Agreement (which is also the Closing Date), simultaneous with the execution and delivery of this Agreement, the Parties shall take the actions contemplated by this Section 2.2, which, in the aggregate, shall be referred to herein as the “Closing.”

(a)                                 Payment by Buyer. On the Closing Date, the Buyer shall make the payment by wire transfer of immediately available funds to the Sellers’ Representative of the Closing Consideration.

(b)                                 Deliveries of the Sellers. On the Closing Date, the Company or the Sellers, as applicable, shall deliver or cause to be delivered to the Buyer (or Buyer’s designated Affiliate) the following:

(i)                                     a certificate from the Secretary of the Company, dated as of the Closing Date, in a form approved by the Buyer, certifying attached copies of the articles of incorporation and the bylaws of Company as in effect on the Closing Date;

(ii)                                  a certificate of good standing for the Company issued by the Secretary of State of the State of Delaware, issued no earlier than ten days prior to the Closing Date;

(iii)                               a certificate from the Secretary or equivalent officer of each shareholder in a form approved by the Buyer, certifying the resolutions of the Board of Directors/Management Committees of such Seller authorizing the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby;

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(iv)                              certificates representing the Shares, accompanied by separate stock powers duly endorsed in blank;

(v)                                 a certification of each Seller, dated as of the Closing Date, in the form specified by Treasury Regulation Section 1.1445-2(b)(2)(iv) certifying that such Seller is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2);

(vi)                              a closing statement setting forth (A) the allocation of the Closing Consideration among the Sellers, (B) the aggregate Indebtedness of the Company outstanding as of Closing; minus (C) the aggregate Sellers’ Expenses of the Company outstanding as of Closing, duly executed by the Company and the Sellers;

(vii)                           a written resignation, effective as of the Closing, from each director, officer, and employee of the Company, in a form approved by the Buyer, duly executed by each such director, officer and employee of the Company;

(viii)                        evidence of termination, in a form approved by the Buyer, of each of the Stockholder Agreements; and

(ix)                              such other documents and instruments as may be requested by the Buyer, each in a form satisfactory to the Buyer and its legal counsel.

(c)                                  Deliveries of the Buyer. In addition to the payments required by Section 2.2(a), on the Closing Date, the Buyer shall deliver or cause to be delivered to the Sellers or the Company, as applicable, the following:

(i)                                     a certificate from the Secretary of the Buyer, dated as of the Closing Date, in a form approved by the Sellers, certifying the resolutions of the Board of Directors and the shareholders of the Buyer authorizing the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby; and

(ii)                                  such other documents and instruments as may be reasonably requested by the Sellers, each in form reasonably satisfactory to the Sellers and their legal counsel.

(d)                                 Effectiveness. All of the foregoing deliveries by one Party to another Party shall be deemed to have occurred simultaneously at the Closing and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

(e)                                  Effective Time. The Closing shall be effective as of 11:59 p.m., Eastern Time, on the Closing Date.

Section 2.3.                                Earn-Out. The Buyer shall make (or cause the Company to make) additional, ongoing payments (the “Earn-Out Payments”) to the Sellers, as specified in this Section 2.3.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)                                 Earn-Out Conditions. During the Earn-Out Period, the Earn-Out Payments shall be payable as a percentage of Net Sales of the Product in the Territory.

(b)                                 Earn-Out Payments. Subject to Sections 2.3(c), (d) and (g) and Section 5.9, during the Earn-Out Period:

(i)                                     For all Product sold in Territory Zone 1, Buyer shall make payments to Sellers’ Representative on aggregate Net Sales of the Product equal to [***] of the first [***] in aggregate annual Net Sales generated by the Product plus [***] of the aggregate annual Net Sales of the Product between [***] and [***] plus [***] of aggregate annual Net Sales of the Product in excess of [***].

(ii)                                  For all Product sold in Territory Zone 2, Buyer shall make payments to Sellers’ Representative on aggregate Net Sales of the Product equal [***] of the first [***] in aggregate annual Net Sales generated by the Product plus [***] of aggregate annual Net Sales of the Product between [***] and [***] plus [***] of aggregate annual Net Sales of the Product in excess of [***].

(c)                                  Deductions and Adjustments. The Earn-Out Payments shall be subject to the following deductions and adjustments:

(i)                                     In the event that the Development Costs incurred after the Closing and prior to the expiration of the Earn-Out Period exceed [***], then Buyer may offset such excess amount of Development Costs against any and all Earn-Out Payments that would otherwise become payable thereafter.

(ii)                                  If Buyer reasonably determines that it cannot develop or commercialize the Product without infringing, misappropriating or otherwise violating the Intellectual Property of any Third Party, then on a calendar quarter-by-calendar quarter basis, Buyer may offset up to [***] of any amounts due to any Third Party in consideration for a grant of rights to such Intellectual Property in such calendar quarter against any and all Earn-Out Payments otherwise due to Sellers in such calendar quarter; provided that the Earn-Out Payment due in any calendar quarter may not be reduced pursuant to this Section 2.3(c)(ii) by more than [***] of the amount otherwise due to Sellers in such calendar quarter, but Buyer may carry forward any such amounts that Buyer would otherwise be permitted to offset against Earn-Out Payments but for the foregoing [***] floor and apply such deductions against Earn-Out Payments due to Sellers in subsequent calendar quarters until fully offset.

(iii)                               In the event Buyer grants a sublicense of its rights to the Product, cash payments associated with the grant of such a sublicense, including any closing payments and milestone payments, will be added to Net Sales in the calendar quarter in which such payments are received by Buyer; provided, however, that if Buyer enters into a sub-licensing agreement with [***], or with [***], Buyer will directly pay to Sellers Representative [***] of such cash payments when they are received and such amounts will not be counted as Net Sales.

(d)                                 Determination of Earn-Out Revenues. The Buyer and Company shall, within 60 days after the conclusion of each calendar quarter (ending December 31, March 31, June 30, and September 30) during the Earn-Out Period, send to Sellers’ Representative a report

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

setting forth the determination of the Net Sales accrued through the end of the preceding quarter and cumulatively during the entire Earn-Out Period. Within 60 days after the end of each calendar quarter during the Earn-Out Period, Buyer will submit a written report to Sellers’ Representative setting forth for such quarter the quantity of Products sold by Buyer or any of its Affiliates to unaffiliated third Persons, the aggregate Net Sales thereof and the Earn-Out payable with respect thereto. Buyer will keep books of account and other records in sufficient detail so that the amount of the Earn-Out to be paid to Sellers’ Representative hereunder can be properly ascertained. At the request of Sellers’ Representative, Buyer will permit, and will cause its Affiliates to permit, a certified public accountant or attorney or other representative selected by Sellers to have access to such books and records as may be necessary to determine the correctness of any report or Earn-Out under this Section 2.3(b). Any such examination will be made during reasonable business hours at the place of business of Buyer in the United States and will be at Sellers’ sole expense, subject to Section 2.3(f) below.

(e)                                  Challenges to Quarterly Reports. If Sellers’ Representative does not send to Buyer a notice challenging a quarterly report within 45 days from the receipt of such quarterly report, Sellers shall be deemed to have accepted such determination and such determination shall be deemed binding and final (other than with respect to any underpayment by Buyer identified by the certified public accountant, attorney or other representative of Sellers in the course of the examination of the applicable books and records of Buyer pursuant to Section 2.3(d) above). If a notice is delivered to Buyer by Sellers’ Representative pursuant to which it challenges a quarterly report (such challenge including the request for additional information or the right to access books and records of Buyer) within 45 days after the date Sellers’ Representative receives the quarterly report, the dispute resolution procedures set forth in Section 2.3(e) shall govern. Seller agrees to keep confidential and not disclose, divulge, or use for any purpose (other than for purposes of the Earn-Out Payments as contemplated herein) any confidential information obtained from Buyer pursuant to the terms of this Section 2.3.

(f)                                   Dispute Resolution. If Sellers’ Representative timely delivers a challenge to a quarterly report, then during the 30 days following delivery of the challenge notice, Buyer and Sellers’ Representative shall use reasonable good faith efforts to reach agreement on the disputed items or amounts in order to determine the Earn-Out Payment or other amount. If, during such period, the Parties are unable to reach agreement, they shall promptly thereafter cause a firm of independent public accountants with regional or national standing, such firm having no material relationship to Buyer or Sellers and reasonably acceptable to Buyer and Sellers’ Representative (the “Accounting Referee”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Earn-Out Payment or other amount in question. In making such calculation, the Accounting Referee shall consider only those items or amounts to which Sellers have disagreed, shall be bound by the terms and provisions of this Agreement, and shall not ascribe a value to any disputed item or amount higher or lower, as the case may be, than the highest or lowest value ascribed by Buyer or Sellers’ Representative in their submissions to the Accounting Referee. For purposes of assisting the Accounting Referee in making such calculation, each of Sellers’ Representative and Buyer shall submit a proposed determination of the applicable items or amounts in dispute. The Accounting Referee shall deliver to Buyer and Sellers’ Representative, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Parties. The cost of such review

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

and report shall be borne by the Parties in proportion to the final adjustment determination made by the Accounting Referee relative the amount challenged by the Sellers.

(g)                                  Timing and Manner of Contingent Payments. Buyer shall pay to Sellers’ Representative the Earn-Out Payments generated from the quarterly Net Sales reflected in the quarterly report within 60 days after the end of the applicable calendar quarter. Payment shall be paid by wire transfer of immediately available funds to Sellers’ Representative pursuant to written wire transfer instructions delivered to Buyer by Sellers’ Representative from time to time.

(h)                                 Assignment of Earn-Out Payments. The right of each Seller to the Earn-Out Payments may not be sold, transferred or otherwise assigned by such Seller without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, NPC may assign its right to the Earn-Out Payments to its secured lender(s) from time to time with or without the consent of Buyer; provided that any such secured lender has complied with Section 2.4(b) below.

(i)                                     For all purposes, including Tax purposes, the Earn-Out Payments shall be treated as additional purchase price paid by the Buyer to the Sellers for the Shares (except (i) the right of any Seller to the Earn-Out Payments has been assigned pursuant to Section 2.3(h) or (ii) to the extent a portion of each Earn-Out Payment is treated as imputed interest for Tax purposes), and the parties will file all Tax Returns consistent with such treatment.

Section 2.4.                                Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to Sellers such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Laws; provided that (a) the Buyer shall give at least five (5) Business Days prior written notice to, and shall consult with, the applicable Seller if it believes that any amount is required to be deducted and withheld under current applicable Tax Law with respect to the Purchase Price and (b) as a condition to providing consent to any assignment of the right of any Seller to the Earn-Out Payments pursuant to Section 2.3(h) (including any assignment by NPC to its secured lender(s)), Buyer may require Seller to provide Tax certifications from the proposed assignee that eliminates any potential deductions and withholdings that the Buyer or other applicable withholding agent may believe it is required to make under applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.                                Representations and Warranties of the Sellers. The Sellers, severally on their own behalf and not jointly, represent and warrant to the Buyer that each of the statements contained in this Section 3.1 is true and correct as of the Closing Date.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)                                 Due Organization and Good Standing. The Company is duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to transact business as a foreign business entity and is in good standing under the Laws of every other state in which such qualification or authorization is required under applicable Law. The Company has all requisite power and authority and all authorizations, licenses, permits and consents (collectively, the “Authorizations”) necessary to own, lease, hold and operate its properties and to carry on its business as now conducted, and the Company has all Authorizations necessary to carry out the transactions contemplated by this Agreement.

(b)                                 Capacity, Authorization, Execution and Delivery; Valid and Binding Agreement. Each Seller and the Company has the power, authority and legal capacity and has taken all required corporate and other action on its part necessary to permit and duly authorize it to execute and deliver and to carry out and perform the terms of this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. This Agreement, and the other Transaction Documents have been, at or prior to the Closing, duly and validly executed and delivered by each Seller and the Company, and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and such other Transaction Documents, when so executed and delivered will constitute, the legal, valid and binding obligation of each Seller and the Company, enforceable against each such Seller and the Company in accordance with its terms.

(c)                                  Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Sellers or the Company, or the consummation by the Sellers and the Company of the transactions contemplated by this Agreement and other Transaction Documents.

(d)                                 Capital Structure; Subsidiaries.

(i)                                     The authorized capital stock of the Company consists entirely of 5,500,000 shares of capital stock. No shares of such capital stock are issued or outstanding except for the Shares, which are held by the Sellers in the amounts set forth in Part 3.1(d)(i) of the Disclosure Schedule. The Shares are duly authorized, validly issued, fully paid, and nonassessable. Each Seller has, and at the Closing the Buyer shall receive, good and marketable title to the Shares, free and clear of any and all Encumbrances. There are no other outstanding shares of capital stock, or other equity interests or securities, or options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue shares of capital stock or other equity interests or securities. There are no agreements, written or oral, to which the Company or any Seller is a party relating to the acquisition, disposition, voting or registration under applicable securities Laws of the Shares or any other stock or equity interests or other security of the Company. There are no outstanding or authorized stock appreciation, phantom stock, or equity or similar rights with respect to the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) or otherwise on any matters on

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

which any stockholders of the Company may vote. There are no preemptive rights, rights of first refusal, or other rights to acquire stock or other securities of the Company.

(ii)                                  The Company does not have any subsidiaries and does not own, directly or indirectly, any stock or membership interest of, or other equity or voting interest in any Person.

(iii)                               Except as set forth in Part 3.1(d)(iii) of the Disclosure Schedule, the Company does not have any Indebtedness.

(e)                                  Financial Statements; Corporate Records; No Undisclosed Liabilities. Part 3.1(e) of the Disclosure Schedule attaches true and complete copies of the Company’s Financial Statements. The financial statements have been prepared in accordance with the tax basis of accounting the Company has adopted for its Federal income tax return reporting and are consistent in all material respects with the books and records of the Company (which, in turn, are accurate and complete in all material respects). The Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations, revenues and expenses. Except for obligations and Liabilities arising in the ordinary course of business, the Company does not have any material obligation or Liability other than Liabilities set forth in the Financial Statements.

(f)                                   Absence of Certain Developments. Except as set forth in the Financial Statements or in Part 3.1(f) of the Disclosure Schedule, since January 1, 2016, the Company has not:

(i)                                     borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business;

(ii)                                  discharged or satisfied any Encumbrance or paid any liabilities, other than current liabilities paid in the ordinary course of business;

(iii)                               declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock, or purchased or redeemed any shares of its capital stock;

(iv)                              mortgaged, pledged or subjected to any Encumbrance any of its assets;

(v)                                 sold, assigned, transferred or licensed any of its assets (including, for the avoidance of doubt, any Intellectual Property assets), or canceled without fair consideration any debts or claims owing to or held by it;

(vi)                              made any capital expenditures or commitments therefor;

(vii)                           made any loans or advances to any Persons;

(viii)                        suffered any extraordinary losses or waived any rights of material value;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ix)                                          suffered any damage, destruction or loss of any of its assets, or any other event or condition of any character that has had or likely would have a Material Adverse Effect; or

(x)                                             changed its accounting principles or practices or the method of recording transactions involving accounts receivable and inventory.

(g)                                  No Conflict or Violation. Except as set forth in Part 3.1(g) of the Disclosure Schedule, the execution, delivery and performance by the Company and by each of the Sellers of this Agreement and the other Transaction Documents and the consummation by the Company and each of the Sellers of the transactions contemplated hereby and thereby do not: (i) violate any applicable Law to which such Company or any Seller is subject, assuming all Governmental Filings described or listed in Part 3.1(c) of the Disclosure Schedule have been or will be obtained or made; (ii) (A) require a consent, approval or notice under, (B) conflict with, result in a violation or breach of, or constitute a default under (whether with or without the giving of notice, the passage of time or both), (C) result in the acceleration under, or a right to accelerate obligations under, modify, terminate or cancel, or (D) result in the creation of an Encumbrance on the Shares or on the assets or interests of the Company; or (iii) violate the articles of incorporation or bylaws of the Company. Neither the Company nor any Seller is subject to any judgment, decree, injunction or order of any Governmental Entity which would impair the Company’s or a Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(h)                                 Legal Proceedings. There are (and, since the formation of the Company, have been) no Actions pending or, to the Knowledge of Seller, threatened (i) by or against the Company, (ii) by or against any Seller or its assets or properties that would materially affect such Seller’s Shares or that would delay or materially impede such Seller’s ability to consummate any of the transactions contemplated by this Agreement, or (iii) to the Knowledge of the Sellers, against any of the officers, directors or employees of the Company relating to or resulting from their services to the Company (any such Action described in clauses (i)-(iii), a “Legal Proceeding”). To the Knowledge of the Sellers, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding. The Company is not, and since its formation has not been, the subject of any judgment, decree, injunction or order of any Governmental Entity.

(i)                                     Inventory; Personal Property; Owned and Leased Real Property.

(i)                                     All of the Inventory conforms to the applicable specifications for the Product, in not adulterated or misbranded, was manufactured in compliance with applicable Law, has been stored and maintained in accordance with GMP, and is otherwise usable for its intended purposes.

(ii)                                  The Company does not own any tangible personal property other than the Inventory.

(iii)                               The Company does not own or lease any real property.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(j)                                    Taxes.

(i)                                     The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws in all material respects, and all Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company (whether or not shown or required to be shown on any Tax Return) have been paid and the Company has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, or other Third Party and has complied with all informational reporting and other requirements of Law related to such withholding obligations in all material respects.

(ii)                                  There is currently no Tax Claim concerning any material Tax liability of the Company claimed or raised by any taxing authority, nor has the Company received written notice of the institution of, or intent to institute, any such Tax Claim. The Company has not waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(iii)                               The Company has not requested or been granted, or is a beneficiary of, an extension of the time for filing any Tax Return to a date later than the Closing Date, other than an automatic extension to extend the time for filing any Tax Return in the ordinary course of business.

(iv)                              No power of attorney has been granted with respect to the Company relating to Taxes of the Company, which power of attorney will be in force after the Closing.

(v)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Taxable Period as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) entered into on or before the Closing Date, (ii) any election under Section 108(i) of the Code made on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date, (v) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Law) or (vi) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law for an accounting method change made prior to the Closing Date.

(vi)                              There is no application pending with any Governmental Entity requesting permission for any changes in any of accounting methods of the Company for Tax purposes. No Governmental Entity has proposed in writing any such adjustment or change in accounting method.

(vii)                           The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Except as contemplated in connection with this Agreement, the Company has not distributed assets or equity of a subsidiary to a shareholder in a taxable transaction.

(viii)                        The Company is not liable for any Taxes of any other Person pursuant to Treasury Regulation section 1.1502-6 (or any similar provision of applicable Law) or as a transferee or successor, by contract or otherwise, or is a party to any Tax allocation or sharing agreement or any Tax indemnity agreement (other than commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(ix)                              There is no Encumbrance for Taxes on any assets of the Company, other than Encumbrances for Taxes not yet due and payable.

(x)                                 The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2).

(k)                                 Company Contracts.

(i)                                     Part 3.1(k) of the Disclosure Schedule sets forth a list of all Contracts to which the Company is and after Closing shall remain a party or to which any of its assets or properties are and after Closing shall remain bound (the “Company Contracts”). True, complete and correct copies of all Company Contracts have been provided to Buyer prior to the Closing Date.

(ii)                                  Except as set forth on Part 3.1(k) of the Disclosure Schedule: (A) the Company is not in breach of or default under any Company Contract and (B) to the Knowledge of the Sellers, no counterparty is in breach of or default under any Company Contract. The License Agreement and the Supply Agreement are each binding and enforceable in accordance with their respective terms and the transactions contemplated by this Agreement and the other Transaction Documents will not afford any other Person the right to terminate or make any modifications to the terms of any such agreement. To the Company’s Knowledge, all of the other Company Contracts are binding and enforceable in accordance with their respective terms and the transactions contemplated by this Agreement and the other Transaction Documents will not afford any other Person the right to terminate or make any modifications to the terms of any such Company Contract. The Company has made available to the Buyer true and correct copies of all Company Contracts (together with all amendments, waivers or other changes thereto) set forth or required to be set forth on Part 3.1(k) of the Disclosure Schedule.

(l)                                     Employees and Compensation. The Company has no employees and has never had any employees.

(m)                             Employee Benefit Plans. The Company has no Employee Benefit Plans and has never had any Employee Benefit Plans.

(n)                                 Intellectual Property.

(i)                                     Part 3.1(n) of the Disclosure Schedule identifies the only Intellectual Property owned, licensed or used by the Company in the operation of the Business

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(the “Company Intellectual Property”) and no other Intellectual Property is used to operate the Business. Except as set forth on Part 3.1(n) of the Disclosure Schedule, the Company owns the entire right, title and interest in, under and to, free and clear of any Encumbrances, all Company Intellectual Property. To Sellers’ Knowledge, the Company Intellectual Property are valid, enforceable, subsisting and in full force and effect.

(ii)                                  The Company does not own, control or hold for use any Intellectual Property other than the Intellectual Property in-licensed to the Company pursuant to the License Agreement. Neither the Company nor Licensor is in breach of, or default under, the License Agreement, and the consummation of the transactions contemplated under this Agreement will not cause any such breach or default. The Company has not received notice of any actual or alleged breach of, default under, the License Agreement or of any other dispute arising in connection therewith. The License Agreement is in full force and effect, valid and enforceable in accordance with its terms against each of the Company and Licensor.

(iii)                               To Sellers’ Knowledge, the conduct and operation of the Company and the Business, as conducted and operated since the formation of the Company and planned to be conducted, does not misappropriate, infringe, dilute or otherwise violate and has not misappropriated, infringed, diluted or otherwise violated any Person’s Intellectual Property. Since the Company’s formation, there has been no claim, suit or proceeding asserted or threatened, including in the form of an offer or invitation to obtain a license, against the Company relating to the Company Intellectual Property (I) alleging misappropriation, infringement, dilution or other violation of any Person’s Intellectual Property, (II) challenging the Company’s ownership of, right, title or interest in, under or to, use of, or the registrability or maintenance of any Company Intellectual Property, (III) adversely affecting the ownership rights of the Company in, under or to any Company Intellectual Property or (IV) challenging the validity or enforceability of any Company Intellectual Property, and there is no basis for any such claim, suit or proceeding. Neither the Company nor the Sellers have agreed to or have any Contracts to indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property.

(iv)                              To the Knowledge of Sellers, since the Company’s formation, no Person has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Company Intellectual Property.

(v)                                 Other than the License Agreement, the Company is not a party to any Contract pursuant to which the Company has granted to any Third Party, or a Third Party has granted to the Company, a license, covenant not to sue, option, or other right with respect to any Intellectual Property. The Company is not bound by any Contract that, upon consummation of the transactions contemplated by this Agreement, will cause Buyer, or any of its Affiliates, to (I) grant to any Third Party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them prior to the Closing or otherwise cause any of them to lose any rights with respect to any Intellectual Property or (II) be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any Third Party.

(o)                                 Affiliate Transactions. Except as set forth on Part 3.1(o) of the Disclosure Schedule, there have been no transactions, and there are no Contracts, between any of the Sellers

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or officers or directors of the Company or any of their Affiliates, in which any such Person or individual owns any beneficial interest, on the one hand, and the Company, on the other hand.

(p)                                 Brokers’ Fees. With the exception of the investment banking agreement with Leerink Partners LLC included on Part 3.1(k) of the Disclosure Schedule, neither the Company nor any Seller has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

(q)                                 Legal Compliance. The Company is operating and conducting the Business, and at all times since its formation has operated and conducted the Business, in compliance in with all applicable Laws. The Company has not received any notice or correspondence from any Governmental Entity alleging or asserting noncompliance with any applicable Law. To the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, audit, suit, claim or action with respect to, or proceeding to withdraw or place material restrictions on the production, dosing, clinical use or testing, or sales or marketing of, or request the recall, suspension or discontinuation of, the Product.

(r)                                    Regulatory Matters.

(i)                                     The Company, its Affiliates and, the contract research organizations engaged to perform clinical trials on behalf of the Company (the “CROs”) have obtained all Governmental Approvals required by any Governmental Entity, including the FDA, to permit the conduct of the Business and all such Governmental Approvals are valid and in full force and effect, and no such Governmental Approval has been or is being revoked or challenged. Neither the Company, nor to the Knowledge of the Company, any CRO, has received any communication from any Governmental Entity regarding, any such Governmental Approvals, any failure to materially comply with applicable Laws or any term or requirement of any such Governmental Approval, or any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any such Governmental Approval. To the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to adversely affect any such Governmental Approvals. The Company, and to the Knowledge of the Company, the CROs, have filed with the applicable Governmental Entities, including the FDA, all filings, representations, declarations, listings, and registrations, as well as all reports or submissions required under the FDCA and the Public Health Service Act of 1944, as amended, and their implementing regulations, as well as adverse event reports and all other submitted data relating to the Product required to be filed or submitted to permit the conduct of the Business. All such filings, representations, declarations, listings, registrations, reports and submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions.

(ii)                                  All nonclinical and clinical investigations conducted or sponsored by or on behalf of the Company, and all manufacturing operations, both with respect to the Product, are being, and have been since the Company’s formation, conducted in material

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

compliance with applicable Laws, including, but not limited to the FDCA, good clinical practice requirements, good laboratory practice requirements, GMP, ICH principles and Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”) and other legal requirements restricting the use and disclosure of individually identifiable health information. Neither the Company, nor any CRO, has received any written notice, correspondence or other communication from any institution, institutional review board, the FDA, or any other Governmental Entity with respect to any completed, ongoing or planned clinical or nonclinical studies or tests sponsored or conducted by or on behalf of the Company requiring the termination, suspension or material modification of such studies or tests, or regarding material noncompliance of such studies or tests of the Product, and to Knowledge of the Company there is no reason to believe that any institution, institutional review board, the FDA, or any other Governmental Entity is considering such action or communication.

(iii)                               Neither the Company, nor, to the Knowledge of the Company any of the CROs, has (a) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (b) failed to disclose a material fact required to be disclosed to the FDA or other Governmental Entity or (c) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Entity to allege a violation of an applicable Law, including without limitation, for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company, nor, to Knowledge of the Company, any of its officers, CROs, agents or clinical investigators is the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Entity pursuant to any similar applicable Law.

(iv)                              None of the Company, the Sellers or the CROs, nor any of their respective officers, directors, employees, shareholders, consultants, agents, clinical investigators or Affiliates has been debarred or convicted, or is subject to debarment or conviction, pursuant to Section 306 of the FDCA. In the course of the discovery, research and any other development of the Product (including in the conduct of any non-clinical research, safety and toxicology studies or clinical trials with respect to the Product), the Company has not, directly or indirectly, used any employee, agent, or independent contractor who has been (i) debarred by, or is the subject of debarment proceedings by, any Governmental Entity or (ii) convicted pursuant to Section 306 of the FDCA.

(v)                                 The Company’s and, with respect to the Product, the CROs’, use and dissemination of any personally-identifiable information or Protected Health Information (as defined under HIPAA) concerning individuals is in compliance with all applicable Laws, contracts to which the Company or CRO is bound, privacy policies and terms of use. The Company and the CROs each maintain policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Laws and contracts. There have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company or, with respect to the Product, the CROs.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(s)                                   Insurance. Part 3.1(s) of the Disclosure Schedule contains a complete list and description of all insurance policies issued to or for the benefit of the Company. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business and is reasonable to cover the Company’s properties, assets and business. Each insurance policy maintained by the Company with respect to its properties, assets and businesses is in full force and effect as of the date hereof and shall remain in full force and effect following the date hereof through its stated date of termination. The Company is not in default with respect to its obligations under any insurance policy maintained by it.

Section 3.2.                                Representations and Warranties of the Buyer. Buyer represents and warrants to the Sellers that each of the statements contained in this Section 3.2 is true and correct as of the Closing Date.

(a)                                 Due Organization and Good Standing. The Buyer is a corporation duly formed, validly existing and in active status under the Laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business, and, as manager of the Company, the Company’s business as such business is now conducted.

(b)                                 Authorization and Execution by the Buyer. The Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and such other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer is necessary to authorize the execution, delivery and performance by the Buyer of this Agreement and such other Transaction Documents, or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the other Parties, constitutes, and each of the other Transaction Documents contemplated hereby, when executed and delivered by the Buyer (assuming due authorization, execution and delivery by the other Parties thereto) shall constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c)                                  Governmental Filings. Except as set forth by Buyer in Part 3.2(c) of the Disclosure Schedule, to Buyer’s Knowledge, no Governmental Filings are required by Buyer in connection with the execution, delivery and performance of this Agreement or the other agreements, instruments or documents of the Buyer contemplated hereby, or the consummation by the Buyer of the transactions contemplated hereby or thereby, as applicable; except that Part 3.2(c) of the Disclosure Schedule is not required to list: (i) those Governmental Filings that are set forth in or required to be set forth in Part 3.2(c) of the Disclosure Schedule, (ii) those Governmental Filings that are filed or required to be filed by the Company or the Sellers or their Affiliates incident to the transactions contemplated by the Transaction Documents or the Company’s continuing Business if such transactions were not entered into or pending, and (iii) any other Governmental Filings, the failure of which to be filed, made, or obtained would not materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)                                 No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents of the Buyer contemplated hereby, as applicable, and the consummation by the Buyer of the transactions contemplated hereby and thereby (i) do not, assuming all authorizations, consents and approvals described or referred to in Section 3.2(c) have been obtained or made, violate any applicable Law to which the Buyer is subject, require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate or cancel any Contract to which the Buyer is a party (except for consents required by the Buyers’ and its Affiliates’ lenders, which have been obtained), or (ii) violate the articles of incorporation or bylaws of the Buyer in any manner as would impair the Buyer’s ability to consummate the transactions contemplated hereby.

(e)                                  Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer that challenge the validity or enforceability of this Agreement against the Buyer or seek to enjoin or prohibit consummation of the transactions contemplated hereby by the Buyer. Neither the Buyer nor any Affiliate is subject to any judgment, decree, injunction or order of any Governmental Entity that would impair its ability to consummate the transactions contemplated hereby.

(f)                                   Acquisition of Equity for Investment. The Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its purchase of the Shares. The Buyer is acquiring the Shares for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws, except pursuant to an exemption from such registration available under such federal and state Laws.

(g)                                  Brokers’ Fees. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

Section 4.1.                                Publicity. No Seller shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement or with respect to the Product or the development or commercialization thereof, in each case, without the prior written consent of the Buyer, except as such release or announcement, upon the advice of outside counsel, may be required by Law, in which case the Seller required to make the release or announcement shall allow the Company and the Buyer reasonable time to comment on such release or announcement in advance of such issuance. Nothing herein will restrict Buyer from issuing a press release or making any public announcement concerning the transactions contemplated by this Agreement or relating to the Product.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 4.2.                                Further Assurances. On and after the Closing Date, the Sellers, the Company, and the Buyer shall each cooperate and use all of their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the transfer of assets or property, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the other agreements, instruments and documents contemplated hereby, in order to effectuate the provisions and purposes hereof and thereof and the transactions contemplated hereby and thereby. For the avoidance of doubt, this Section 4.2 shall be deemed to require the Company and Sellers to use commercially reasonable efforts to assist by in providing any notice to the FDA or any other Governmental Entity that Buyer determines to be necessary or advisable following the Closing Date to effect the transactions contemplated by this Agreement.

Section 4.3.                                Confidentiality.

(a)                                 All information received by or behalf a Party prior to the Closing that is proprietary to another Party shall be held as “Confidential Information,” as defined in, and pursuant to the terms of, the Confidentiality Agreement, subject to the limitations and exceptions set forth therein. Following the Closing Date, the terms of this Agreement will control and govern all Confidential Information of the Parties.

(b)                                 Each Party shall each keep confidential, and shall use reasonable efforts to cause its respective Affiliates, officers, directors, employees, advisors and auditors to keep confidential, all Confidential Information of any other Party or any of its Affiliates; provided, that a Party may disclose Confidential Information of another Party to the extent required by applicable Law. After the Closing, all Confidential Information relating to the Company, the Business and the Product shall be deemed to be the Confidential Information of Buyer.

(c)                                  Nothing herein shall be deemed to restrict or prevent NPC from disclosing the terms of this document and the transaction in general to NPC’s secured creditor, now or hereafter existing.

Section 4.4.                                Non-Competition and Non-Solicitation. Except in accordance with the terms and conditions of this Agreement and the other Transaction Documents and subject to applicable Law, for the duration of the Earn-Out Period, the Sellers shall not, and the Sellers shall cause their respective Affiliates not to, engage, on their own behalf or on behalf of any other Person, in any Competitive Activity. It is the understanding of the Parties that the scope of the covenants contained in this Section 4.4 both as to time and area covered, are reasonable and necessary to protect the rights of the Parties. It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by applicable Law. In the event that any provision of this Section 4.4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable Law.

Section 4.5.                                Tax Matters.

(a)                                 Transfer Taxes. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid one-half by the Sellers and one-half by the Buyer when due and payable.

(b)                                 Filing of Returns. The Sellers shall, at their sole cost and expense, prepare all Tax Returns of the Company for any Tax period ending on or before the Closing Date. The Sellers shall submit drafts of such Tax Returns to Buyer for its review at least 30 days prior to the due date for the filing thereof (taking into account any permitted extensions). The Buyer shall have the right to review and comment on such Tax Returns and the Sellers shall make such changes thereto as are reasonably requested by the Buyer. Upon completion of Sellers and approval by Buyer of such Tax Returns, Buyer shall cause the Company to timely file such Tax Returns. The Sellers shall cause to be timely paid and shall be responsible for all Taxes due with respect to all such Tax Returns (taking into account any applicable extensions of time to file). Buyer shall prepare and file all Tax Returns of the Company for any Tax period ending after the Closing Date; provided, however, that not later than 30 days prior to the due date for filing of a Straddle Taxable Period Tax Return Buyer shall provide Sellers with a copy of drafts of such Tax Return and shall consider in good faith any comments from the Sellers on the portions of such Tax Return that relate to the Pre-Closing Taxable Period. In the case of a Straddle Taxable Period Tax Return, Sellers shall pay to Buyer the Sellers’ share of any Taxes due with respect to such Tax Return not later than seven days prior to the due date for filing such Tax Return.

(c)                                  Amendments to Tax Returns. Except as required by Law, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of any of the Companies in respect of any Pre-Closing Taxable Period.

(d)                                 Tax Claims. Sellers shall have the right to control, at their sole cost and expense, and Buyer shall have the right to participate in, at its sole cost and expense, any Tax Claim that relates to any Pre-Closing Taxable Period to the extent Sellers conduct the defense of such Tax Claims actively, diligently and in good faith. If Sellers elect not to control any such Tax Claims, then Buyer shall control such matter, provided, that (i) Sellers’ Representative shall have the right to participate in any such matter, (ii) Buyer shall keep Sellers’ Representative reasonably informed of the status of such matter (including providing Sellers’ Representative with copies of all written correspondence regarding such matter), and (iii) Sellers shall promptly reimburse the Buyer for any and all reasonable expenses incurred in connection with Buyer’s defense of such Tax Claims.. In the case of any Tax Claim for Taxes that applies to a Straddle Taxable Period and to the extent such Tax Claim would result in an indemnification obligation by the Sellers under this Agreement (A) each Party may participate in the Tax Claim; (B) such Tax Claim shall be controlled by that Party that would bear the burden of the greater portion of

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for any Tax periods; and (C) each Party shall bear the appropriate portion of the expenses of such Tax Claim. Except as otherwise provided in Section 4.5(d), in the case of any audit, proceeding, adjustment or other claim made by any Governmental Entity for Taxes that applies to any Post-Closing Taxable Period and/or to the extent the Sellers have no indemnification obligation under this Agreement, Buyer shall have the right to control the conduct of such audit or proceeding in its sole discretion.

(e)                                  Cooperation. Buyer, the Company, and Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

(f)                                   Straddle Taxable Period. For purposes of this Agreement, in the case of any Straddle Taxable Period, the amount of any Taxes of the Company not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or other similar items for Tax periods (or the portion thereof) ending on or before the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Taxable Period. The amount of any other Taxes for a Straddle Taxable Period that relates to the Tax period (or the portion thereof) ending on or before the Closing Date will be determined based on an interim closing of the books as of the end of the day on the Closing Date, provided, however, that any item determined on an annual or periodic basis (such as a deduction for depreciation or real estate Taxes) shall be apportioned on a daily basis.

Section 4.6.                                No Additional Warranties or Representations; Due Diligence. Buyer, on behalf of itself and its affiliates, acknowledges and agrees that neither it nor any of its or their officers, directors, managers, employees, agents, attorneys, accountants, advisors or representatives (“Buyer Representatives”) has relied, and none of such Persons is relying upon any statement, warranty or representation (whether written or oral) not expressly set forth in this Agreement. Buyer, on behalf of itself and its affiliates, acknowledges that none of Sellers or any of their respective officers, directors, employees, partners members, managers, attorneys or agents, has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company or its business, properties or assets, which has been communicated, furnished or made available to Buyer or any Buyer Representatives, except as expressly set forth in this Agreement. None of the Sellers shall have, or be subject to, any liability to any Indemnified Party or other Person resulting from the distribution to Buyer or any Buyer Representatives, or any of Buyer’s or Buyer Representatives’ use of, any information, documents or materials made available to any of them in due diligence, including any information, documents or materials stored on computer disks or online or physical data rooms, provided during managements presentations, or in any other forms in expectation of the transactions contemplated by this Agreement, except as expressly set forth in this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ARTICLE V
INDEMNIFICATION

Section 5.1.                                Survival. The representations and warranties contained in this Agreement and the certificates contemplated hereby shall survive the Closing for a period of 18 months and shall at that time expire, and no indemnification claim under this Article V (a “Claim”) for a breach of any representation or warranty may be brought after such 18-month period; provided, however, that if any Party provides written notice to the other Party of an indemnification claim under this Article V for a breach of a representation or warranty prior to the expiration of such 18-month period, then such claim shall survive until it is fully and finally resolved and any obligations with respect thereto are fully satisfied; and provided, further, that, notwithstanding anything herein to the contrary, (a) the Fundamental Representations and all corresponding claims for indemnification and claims for indemnification under Section 5.2(b) shall remain in full force and effect until the expiration of the applicable statute of limitations, and (b) all of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled. Any Claim not submitted in writing (and which must contain in reasonable detail the legal and factual basis therefor) by the Person seeking indemnification pursuant to this Article V (the “Indemnified Party”) to the applicable Party from whom it is seeking indemnification (the “Indemnifying Party”) prior to the expiration of the applicable survival period shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable.

Section 5.2.                                Indemnification of the Buyer Parties. From and after the Closing, the Sellers shall indemnify and hold harmless the Buyer, its Affiliates, and each of their respective officers, directors, shareholders, employees, agents, partners, managers, members, representatives, successors and permitted assigns (collectively, the “Buyer Parties”, but for the avoidance of doubt, in each case, excluding the Sellers) from and against, and shall pay to the Buyer Parties the amount of or reimburse them for, all losses, damages, Liabilities, fines, obligations, Taxes, costs and expenses (including reasonable attorney’s fees and expenses and all reasonable amounts paid in investigation or defense) (collectively, “Losses”) incurred by a Buyer Party that arises out of or results from:

(a)                                 any breach of any of the representations or warranties of the Sellers set forth in this Agreement or in any of the other Transaction Documents, or contained in any certificate, instrument, or document delivered at the Closing by the Sellers or the Company pursuant to the Agreement or the other Transaction Documents;

(b)                                 all Liabilities of the Company for any and all (i) Taxes with respect to any Pre- Closing Taxable Period and any Transfer Taxes for which the Sellers are liable pursuant to Section 4.5(a), (ii) Sellers’ Expenses or (iii) Indebtedness of the Company;

(c)                                  all Liabilities arising as a result of, or relating to, activities conducted by or on behalf of the Company on or prior to the Closing, including any Liabilities arising out of or relating to (i) any discovery, research and development of the Product, (ii) execution, delivery or performance of this Agreement or (iii) any Legal Proceeding; or

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)                                 the failure of the Company (with respect to its pre-Closing obligations only) or of the Seller to perform any of its respective covenants or other agreements contained in this Agreement or in any of the other Transaction Documents.

The indemnification obligations of each Seller under this Article V shall be several and not joint, and, except in the case of intentional fraud or misrepresentation, no Seller shall have liability pursuant to this Article V in an aggregate amount in excess of such Seller’s pro rata portion of the Indemnity Cap (as hereinafter defined). Subject to the limitations set forth in this Section 5.2 and Section 5.4, in the event that a Buyer Party suffers, sustains or becomes subject to a Loss indemnifiable under this Section 5.2, and seeks to enforce its rights to indemnification hereunder, such Buyer Party shall proceed directly against each Seller for an amount equal to such Seller’s Pro Rata Share of such Buyer Loss; provided, that no Seller shall have any liability in an amount in excess of such Seller’s Pro Rata Share of such Buyer Loss.

Section 5.3.                                Indemnification of Sellers. From and after the Closing, the Buyer shall indemnify and hold harmless the Sellers from and against, and shall pay to the Sellers the amount of or reimburse them for, all Losses incurred by a Seller that arises out of or results from:

(a)                                 any breach of any of the representations or warranties of the Buyer set forth in Section 3.2 of this Agreement or contained in any certificate, instrument or document delivered at the Closing by the Buyer, and

(b)                                 the failure of the Buyer to perform any of its respective covenants or other agreements contained in this Agreement.

Section 5.4.                                Provisions Related to Indemnification of the Indemnified Parties.

(a)                                 Neither Sellers nor Buyer shall be liable for any Losses under the indemnification obligations set forth in Section 5.2(a) or 5.3(a), as applicable, unless and until the aggregate amount of such Losses exceeds $62,500 (the “Basket”), and then such Person shall be entitled to be indemnified and held harmless for the full amount of such Losses, including the Losses equal to or less than the Basket, but only up to a maximum amount equal to twenty percent (20%) of the Closing Consideration (the “Indemnity Cap”); provided, however, that the Basket and the Indemnity Cap shall not apply to Losses resulting from (i) intentional fraud or misrepresentation, (ii) breaches of any Fundamental Representation or (iii) other claims for indemnification under Section 5.2(b)-(e); provided, further, that (i) the maximum aggregate liability of the Sellers for breaches of Fundamental Representations shall not exceed a maximum amount equal to the Closing Consideration, and (ii) the maximum aggregate liability of the Sellers for claims for indemnification under Section 5.2(b)-(d) shall not exceed a maximum amount equal to the Purchase Price.

(b)                                 For purposes of Section 5.2(a) and Section 5.3(a), in calculating the amount of any Loss with respect to any such breach or alleged breach, all qualifications in the applicable representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

(c)                                  With respect to each Claim, the Indemnified Party shall use reasonable efforts to assert and prosecute and pursue diligently all claims under all applicable insurance policies or coverage, and any Losses that may be recovered by the Indemnified Party with

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

respect to such Claim shall be net of any insurance proceeds received or coverage obtained with respect thereto. To the extent that insurance proceeds are collected or coverage obtained after a Claim has been settled, the Indemnified Party shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected or coverage been obtained prior to the settlement of such Claim. In addition, the Losses that may be recovered by an Indemnified Party shall be net of any Tax benefit realized in cash by, or that reduces cash Tax payments of, the Indemnified Party in the year of indemnification as a result of the Loss. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to first utilize all available expenses, deductions, credits or other Tax attributes before utilizing any Tax attributes arising as a result of the Loss.

(d)                                 Sellers shall not have any liability hereunder for Losses arising from or relating to any breach of representation or warranty if Buyer had Knowledge as of the Closing Date of the fact, circumstance, condition or event constituting such breach.

Section 5.5.                                Indemnification Procedures and Related Provisions.

(a)                                 Upon the occurrence of any event that any Indemnified Party asserts to be the basis for a Claim against the Indemnifying Party, the Indemnified Party shall notify (such notice, a “Claim Notice”) the Indemnifying Party of the Claim after receiving notice or becoming aware of such Claim, describing the Claim in reasonable detail, with supporting documentation to provide the factual basis for such Claim (to the extent available) and the estimated amount reasonably necessary to satisfy such Claim; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Whenever the Indemnified Party shall have given a Claim Notice to the Indemnifying Party, the Indemnifying Party may, within 30 days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnifying Party disputes the Claim for indemnification set forth in the Claim Notice (a “Dispute Notice”), and if no Dispute Notice is given to the Indemnified Party within such 30 day period, the Claim shall be deemed final and binding for all purposes of this Article V.

(b)                                 The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all reasonably requested information and documents available to them which relate to a Claim in order to determine the existence and amount of Loss and resolve any disputes relating to same.

(c)                                  The Indemnified Party and the Indemnifying Party shall cooperate in the defense of any third-party Action that the Indemnified Party asserts to be the basis for a Claim, with such cooperation to include (i) the retention and the provision to the Indemnified Party and Indemnifying Party of records and information that are reasonably relevant to such Action and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)                                 The Indemnifying Party will make promptly, and in any event within ten days, any payment required to be made by it to the Indemnified Party under this Article V. Any claims for indemnification, whether or not disputed, shall be resolved pursuant to the provisions of this Agreement and those other Transaction Documents which are relevant to the claims.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable to the other Party or to any Indemnified Party under this Agreement for any Excluded Losses except (i) to the extent that an Indemnified Party pays such Losses or other items in connection with a third-party Action with respect to which the Indemnified Party is entitled to indemnification hereunder or (ii) in the case of intentional fraud or misrepresentation.

Section 5.6.                                Exclusive Remedy. Except in the case of intentional fraud or misrepresentation, and subject to Section 6.15, the remedies provided in this Article V shall be the sole and exclusive remedies of the Parties for all claims, Losses and disputes arising out of any matter set forth in or related to this Agreement or the subject matter hereof and will supersede and replace all other rights and remedies arising out of this Agreement that any of the Parties (or their Affiliates) may have at law or in equity.

Section 5.7.                                Tax Treatment of Indemnity Payments. For all Tax purposes, the Parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the consideration for the Shares to the extent permitted by applicable Tax Law.

Section 5.8.                                Certain Additional Limitations.

(a)                                 Notwithstanding anything to the contrary in this Agreement, in calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of any recovery by reason of the state of facts giving rise to such Claim constituting a breach of more than one representation, warranty, covenant or agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for any Losses to the extent that the Losses suffered by the applicable Indemnified Party result from any improper or tortious act by the Indemnified Party or its Affiliates.

Section 5.9.                                Right to Setoff. Upon notice to the Sellers, Buyer shall have a claim and right of setoff as to any amount to which any Indemnified Party is entitled under this Article V against amounts otherwise payable to Sellers under any provision of this Agreement, including its payment of any portion of the Earn-Out. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Buyer’s obligation to pay the Earn-Out or any other amounts due under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it, including Buyer’s right to recover the amount by which any amount due to Buyer exceeds the Earn-Out. To the extent that liability for or the amount of indemnifiable Losses in respect of an Action or Claim against a Seller has not yet been finally determined in accordance with this

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Agreement, Buyer shall be entitled to withhold payment of any portion of the Earn-Out otherwise due and payable to such Seller (up to the amount of indemnifiable Losses that Buyer in good faith reasonably determines are likely to be incurred upon the advice of counsel) and place such amounts in escrow with an escrow agent mutually acceptable to the Parties until such liability or the amount of indemnifiable Losses has been finally determined.

Section 5.10.                         Duty to Mitigate. Each of the Parties agrees that no Indemnified Party can recover Losses to the extent that such Losses could have been reasonably mitigated or avoided after such Indemnified Party became aware of any event or condition that could reasonably be expected to give rise to those Losses that are indemnifiable hereunder. In such event, all costs incurred by the Indemnified Parties in connection with any such mitigation efforts actually taken will be includable as Losses.

ARTICLE VI
ADDITIONAL OPERATIVE PROVISIONS

Section 6.1.                                Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable by Sellers unless such assignment is consented to in writing by the Buyer, which consent shall not be unreasonably conditioned, delayed or withheld. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, heirs, and permitted assigns. For purposes of clarity, the Buyer shall be permitted, without the consent of the Sellers, (a) to assign its rights hereunder to any of its Affiliates or (b) to make a collateral assignment of its rights hereunder to its or its Affiliates’ lenders (or an agent thereof) for security purposes and such lenders (or agent thereof) may exercise remedies in connection therewith, subject only to such restrictions as arise by operation of the governing Law; provided, however, that no such assignment under (a) or (b) shall release, terminate or affect Buyer’s obligations or liability hereunder. For the avoidance of doubt, a change of control transaction (whether by merger, consolidation, reorganization, acquisition, sale or otherwise) of any direct or indirect parent company of Buyer shall not be deemed an “assignment” for purposes of this Section 6.1 or Section 6.2. Notwithstanding anything in this Section 6.1 or Section 6.2, Buyer shall provide Sellers’ Representative reasonable prior written notice of any assignment of this Agreement or the rights hereunder.

Section 6.2.                                Reversion Right. If Buyer assigns this Agreement or the License Agreement to, or otherwise sells or transfers the Business to, a Third Party (the “Acquiring Party”), then within 60 days after the closing of such foregoing assignment transaction (the “Confirmation Period”), the Acquiring Party shall provide to Sellers’ Representative written confirmation of the Acquiring Party’s intent to satisfy the requirements of Section 6.3 and to pay any Earn-Out due to Sellers under Section 2.3 (a “Confirmation Notice”). If the Acquiring Party does not provide Sellers’ Representative a Confirmation Notice, Sellers, through the Sellers’ Representative, may elect, by giving written notice to the Acquiring Party within 90 days following the end of the Confirmation Period, to have Acquiring Party assign to Sellers’ Representative, in exchange for [***], all of the Acquiring Party’s right, title and interest in the Business, including any Regulatory Approvals for the Product in the Territory and any Company Intellectual Property, which assignment shall occur as soon as practicable, as reasonably determined by Sellers. The Parties agree that, following the foregoing assignment and reversion of rights to the Product to Sellers’ Representative, the Acquiring Party and Buyer shall have no

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further obligations to Sellers pursuant to Sections 2.3 and 6.3 (except, in the case of Buyer, with respect to any Earn-Out Payments already accrued and payable to Sellers prior to the consummation of the sale, transfer or assignment of rights from Buyer to the Acquiring Party described above).

Section 6.3.                                Commercially Reasonable Efforts. After the Closing and until the end of the Earn-Out Period, subject to Section 6.2, Buyer shall use Commercially Reasonable Efforts to (i) receive approval by the FDA of the NDA for the Product, and (ii) otherwise develop and commercialize the Product. “Commercially Reasonable Efforts,” for purposes of this Section 6.3, means efforts and resources customarily used in the pharmaceutical business by a company of similar size with respect to the development and/or commercialization of a product of a market potential similar to the market potential of the Product with similar commercial and scientific potential at a similar stage in their lifecycle taking into consideration all relevant factors including their safety and efficacy, product profile (including the approved labeling and indication under the applicable NDA) the cost and timing to develop, the cost of and timing of clinical trials or comparative testing, the competitiveness of alternative formulations or products, as applicable, the anticipated or actual nature and extent of their market potential and exclusivity (including without limitation patent coverage and regulatory exclusivity), the likelihood, timing and cost of seeking and obtaining Regulatory Approval, and market potential and estimated profitability, including the amounts of marketing and promotional expenditures. Notwithstanding the foregoing, the Sellers acknowledge and agree that (a) the use of Commercially Reasonable Efforts by Buyer may result in ceasing development, manufacturing or commercialization activities with respect to the Product in any country in the Territory or in the Territory as a whole and (b) within the context of Commercially Reasonable Efforts, Buyer shall have discretion with respect to the timing and manner of all development, manufacturing and commercialization activities with respect to the Product and any and all expenditures by or on behalf of Buyer in connection therewith. Within 60 days following the Closing Date, Buyer shall provide to Seller’s Representative a written plan containing reasonable detail for the development of the Product through approval by the FDA of the NDA for the Product. Within 60 days following the end of each calendar quarter ending thereafter, Buyer shall provide Seller’s Representative a written update on progress toward completion of such development plan. In the event of any dispute arising under this Section 6.3, then the Parties shall first attempt in good faith to reach a mutually agreeable resolution with respect to the Buyer’s compliance with this Section 6.3; provided, that if the Parties are unable to reach a mutually agreeable resolution within 30 days after commencing such discussions, then either Buyer or Sellers’ Representative may, by written notice to the other Party, refer such matter to the Chief Executive Officers of Buyer and of the Sellers’ Representative for attempted resolution by good faith negotiation for a period of 30 days after such notice is received. If such Chief Executive Officers are unable to resolve such matter within such 30 day period, then each Party may, in its sole discretion, seek resolution in accordance with Article V and Section 6.5.

Section 6.4.                                Choice of Law. This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

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Section 6.5.                                Consent to Jurisdiction; Waiver of Jury Trial. The federal or state courts of the State of Delaware shall have exclusive jurisdiction to hear and decide any suit, action, proceeding or claim that may arise out of or in connection with this Agreement or the transactions contemplated hereby, and the Parties hereby consent to personal jurisdiction in those courts. Each of the Parties irrevocably waives its right to a jury trial in connection with any suit, action, proceeding or claim arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.6.                                Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by a nationally recognized overnight delivery service, the next Business Day after being deposited with such delivery service for next Business Day delivery, or (c) if sent via facsimile, electronic mail in portable document format (pdf), or similar electronic transmission with a hard copy to follow and such form of address is specifically designated and permitted by a Party by listing such address (i.e., e-mail address or fax number) below, then as of the date received, to such Party at its address set forth below (or such other address as it may from time to time designate in writing to the other Parties hereto):

If to the Buyer or, after the Closing, the Company, to:	Revitalid, Inc. c/o Osmotica Pharmaceuticals Corp. 400 Crossing Boulevard Bridgewater, NJ 08807 Attention: Brian Markison and Chris Klein Email:
with courtesy copies to (which shall not constitute notice):	Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 Attention: David Blittner, Esq. Email:
If to the Sellers, c/o Sellers’ Representative, to:	Barry Butler Point Guard Partners, LLC 400 N. Ashley Street, Suite 1950 Tampa, Florida 33602 Telephone:
with courtesy copies to (which shall not constitute notice):	Hill Ward Henderson 101 E. Kennedy Boulevard, Suite 3700 Tampa, Florida 33602 Telephone: Facsimile: Attention: R. Reid Haney Esq. Email:

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Section 6.7.                                Headings. The headings contained in this Agreement are inserted for convenience, and shall not control over the other text, but may be considered in interpreting or construing any of the provisions contained in this Agreement in the event of any ambiguity, in which case, such headings shall be construed in a manner giving them such meaning as appears most consistent with the context of the entire Agreement.

Section 6.8.                                Fees and Expenses. Except as otherwise specified in this Agreement, each Party hereto shall bear its own costs and expenses (including investment advisory fees, legal fees, accounting fees, other professional fees, and such Party’s allocated transaction expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents. In any mediation, arbitration, or legal proceeding arising out of or related to this Agreement, the non-prevailing Party shall reimburse the prevailing Party, on demand, for all costs incurred by the prevailing Party therein, including reasonable attorneys’ fees.

Section 6.9.                                Entire Agreement. This Agreement (including all of the exhibits and schedules hereto), the Confidentiality Agreement, the Transaction Documents, and the other specified reports, agreements, instruments and documents which are executed and delivered among the Parties hereto at or in connection with the Closing, shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 6.10.                         Interpretation.

(a)                                 When a reference is made to an Article, Section, Exhibit or a Schedule, such reference shall be deemed to refer to such Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “ordinary course of business” shall include consistent with past practices of the Business without material deviation from the Company’s general past practices and experiences in the Business, including regarding the frequency and quantity of the matter in question where frequency or quantity is relevant to describing such practice. References to “dollars” or “$” are in U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement. The phrase “made available” means the referenced document (i) was physically or otherwise delivered (including, but not limited to, delivery via electronic media, such as a .pdf attachment to an email or a faxed document) to the Buyer or its agents at any time prior to the execution of this Agreement, or (ii) was posted and accessible to the Buyer and its agents in the electronic data room for this transaction no less than three Business Days prior to the date of this Agreement and remained so through the date of this Agreement.

(b)                                 This Agreement was prepared jointly by the Parties hereto, each of which has respectively retained legal counsel, and no rule that ambiguities or other aspects hereof be construed against the drafter will have any application in its construction or interpretation.

Section 6.11.                         Waiver and Amendment. This Agreement may be amended or modified only by a written mutual agreement executed by duly authorized representatives of the respective

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Parties (that is, only by a written mutual agreement executed and delivered by the Buyer, the Company and the Sellers respectively to the other Parties) and evidence of execution shall be delivered to each of the other Parties hereto. Any condition or performance due pursuant to the terms of this Agreement may be waived only by a written instrument specifically identifying the condition or performance which is waived, such waiver shall be executed by all Parties for whom such condition or performance would constitute any benefit, and such written waiver shall be delivered by such waiving Parties to all other Parties so as to effect notice of the same in accordance with the notice provisions of this Agreement. Any amendment, modification, or supplement to this Agreement affected in accordance with this section shall be binding on all Parties hereto, however, a waiver shall not require the consent of any Party for whom the waived condition or performance constitutes no benefit. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall operate as a waiver of or estoppel with respect to any subsequent condition or performance due.

Section 6.12.                         Third-Party Beneficiaries. Except as otherwise specifically set forth in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto, and such permitted assigns, any legal or equitable rights hereunder, except that the Buyer Parties are intended third party beneficiaries of Article VI.

Section 6.13.                         Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or such provision to any other Person or circumstance or in any other jurisdiction.

Section 6.14.                         Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not a signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 6.15.                         Specific Performance. The Sellers acknowledge and agree that Buyer would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by any Seller or the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Sellers and the Company agree that, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

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Section 6.16.                         Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth in this Agreement or the Transaction Documents with respect to such Party. Except to the extent a named Party to this Agreement or the other Transaction Documents (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the other Transaction Documents and not otherwise), no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or any other Transaction Documents or for any Action based on, in respect of or by reason of the transactions contemplated hereby or thereby. The provisions of this Section 6.16 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, managers, members, partners, stockholders, Affiliates, agents, attorneys or other representatives of the Parties hereto, and each such person shall be a third party beneficiary of this Section 6.16.

Section 6.17.                         Sellers’ Representative. By execution of this Agreement, the Sellers hereby irrevocably and unconditionally appoint Nephron Pharmaceuticals Corporation as the Sellers’ Representative of all Sellers, as the attorney-in-fact for and on behalf of each such Seller, and irrevocably agree that the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken by it or by a Seller under this Agreement or any Transaction Documents to which the Sellers are a party are hereby authorized and approved in all respects, including without limitation the exercise of the power to (i) receive from Buyer and disburse to Sellers any payments constituting any part of the Purchase Price and receive and disburse from and to any Party or any Third Party which may be contemplated to be made under the Transaction Documents, (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims or disputes, (iii) resolve any indemnification claims or disputes, and (iv) take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the other terms, conditions and limitations of this Agreement and the Transaction Documents. The Sellers’ Representative has authority and power to act on behalf of the Sellers with respect to this Agreement and the other Transaction Documents and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to this Agreement and the other Transaction Documents. The Sellers irrevocably agree to be bound by all and any such actions taken by the Sellers’ Representative in connection with this Agreement and the other Transaction Documents to which the Sellers are a party, and Sellers and Buyer shall only be required to acknowledge or act upon written communication signed by the Sellers’ Representative. Each Seller agrees that he, she or it has not, and will not, threaten or commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any foreign, federal, state or local agency, court or other tribunal, to assert any claim against the Sellers’ Representative or its advisors for acting in such capacity with respect to this Agreement or the other Transaction Documents. If any Seller commences or joins any such prohibited legal action against the Sellers’ Representative, such Seller agrees to promptly indemnify Sellers’ Representative and advisers of Sellers’

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Representative for all losses, liabilities, reasonable costs or expenses, including without limitation all reasonable fees, disbursements and other charges of attorneys incurred by Sellers’ Representative and/or its advisers in defending such action as well as any monetary judgment obtained against the Sellers’ Representative in such action. The Sellers’ Representative may resign at any time upon 30 days written notice to the Sellers.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be executed on its behalf by its respective duly authorized officer as of the Closing Date.

BUYER:

OSMOTICA PHARMACEUTICAL CORP.

By:	/s/ Brian Markison
Name:	Brian Markison
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be executed on its behalf by its respective duly authorized officer as of the Closing Date.

SELLERS:

NEPHRON PHARMACEUTICALS CORPORATION

By:	/s/ Lou W. Kennedy
Name:	Lou W. Kennedy
Title:	CEO

POINT GUARD PARTNERS, LLC

By:	/s/ Barry Butler
Name:	Barry Butler
Title:	Managing Partner

VOOM, LLC

By:	/s/ Mark Silverberg
Name:	Mark Silverberg
Title:	Manager

TOM RIEDHAMMER

By:	/s/ Tom Riedhammer
Name:	Tom Riedhammer

AVERY FAMILY TRUST

By:	/s/ Robert Avery
Name:	Robert Avery
Title:	Trustee

VISION QUEST HOLDINGS, LLC

By:	/s/ Alexander Eaton
Name:	Alexander Eaton
Title:	Manager